Exhibit 99.1

N E W S            R E L E A S E

Atmel Announces Sale of Manufacturing Facility in North Tyneside, U.K.
San Jose, CA, October 8, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that it has entered into separate agreements with TSMC (Taiwan Semiconductor Manufacturing Company, Ltd.) and Highbridge Business Park Limited for the sale of its eight-inch wafer fabrication equipment and related property located in North Tyneside, United Kingdom. The sale is subject to customary closing conditions, including a comprehensive consultation exercise with employees in accordance with best United Kingdom employment relations practice. Atmel had previously announced its intention to sell this facility as part of its strategic restructuring initiatives to reduce costs, accelerate growth and enhance profitability.
“The sale of our North Tyneside facility is a major step forward in transitioning Atmel to a fab-lite manufacturing model, which will improve our cost structure and increase shareholder value,” said Steven Laub, Atmel’s President and Chief Executive Officer. “We are making measurable progress in enhancing Atmel’s competitive position as we implement our strategic restructuring initiatives and optimize our manufacturing capacity to improve Atmel’s financial strength.”
Mr. Laub continued, “Atmel has many hard working, dedicated employees, who serve our customers and our company admirably. We are committed to treating employees with respect and helping ease the transition for employees at the North Tyneside facility as production is concluded.”
To ensure a seamless transition for its customers, Atmel will continue to manufacture products at the North Tyneside facility into the first quarter of 2008, during which time production will be redeployed to the Company’s manufacturing operations in Colorado Springs, Colorado and Rousset, France as well as to external foundries.
Under the terms of the agreements, TSMC has agreed to purchase Atmel’s eight-inch wafer fabrication equipment, and Highbridge Business Park Limited has agreed to purchase the North Tyneside land and buildings for a combined total of $124 million in cash. The Company expects to record a gain of up to $40 million offset by related restructuring charges of up to $50 million. The timing for recording the gains and restructuring charges will be determined once all selling contingencies and closing conditions are finalized. The transaction is expected to be approximately neutral on a cash flow basis after the elimination of $35 million of debt and the recognition of other financial charges.
This sale follows the previously announced sale of Atmel’s Irving, Texas wafer fabrication facility for approximately $38 million in cash. With these transactions and the progress on the Company’s other restructuring initiatives, Atmel continues to increase its focus on and investment in the Company’s high-growth, high-margin proprietary product lines.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.

Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s restructuring initiatives, expected restructuring charges and the timing of actions related to its sale of its assets in North Tyneside. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the inability to realize the anticipated benefits of our restructuring plans and other initiatives in a timely manner or at all, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, our ability to complete the transactions in North Tyneside according to the anticipated schedule and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2006, filed on June 8, 2007, as amended on June 27, 2007 and our subsequent Form 10-Q reports.
Investor Contact
Robert Pursel
Director of Investor Relations, Atmel
408-487-2677
Media Contact
Jennifer Schaefer / Mike Cuneo
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449